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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) July 6, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

               On July 6, 2005, DuPont issued a news release entitled, "DuPont Shares New Human Health Research on PFOA with EPA Science Advisory Board." A copy of the news release is being furnished pursuant to Regulation FD and is attached as Exhibit 99.1.
Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

               The following exhibit is being furnished, not filed, pursuant to Item 7.01 of Form 8-K:

               99.1 News release, dated July 6, 2005, entitled, "DuPont Shares New Human Health Research on PFOA with EPA Science Advisory Board."

EXHIBIT 99.1

DUPONT SHARES NEW HUMAN HEALTH RESEARCH ON
PFOA WITH EPA SCIENCE ADVISORY BOARD

               WILMINGTON, Del., July 6, 2005 -- DuPont today shared new human health research data with the U.S. Environmental Protection Agency's (EPA) Science Advisory Board on PFOA during a scheduled teleconference. This new research addresses some of the major uncertainties identified by the SAB as it continues to consider its draft report to the EPA.

               "Since humans, not laboratory animals, are the ultimate target for the PFOA risk assessment, this is important new information in the growing body of research on PFOA," said Dr. Robert Rickard, DuPont chief toxicologist.

               The research includes part of a two-phase employee health study conducted by DuPont on PFOA exposure for more than 1,000 workers at DuPont's Washington Works facility located near Parkersburg, W.Va. Results from the first phase of this study indicate no association between exposure to PFOA and most of the health parameters that were measured.

               "The only potentially relevant association observed in our study results was a modest increase in some, but not all, cholesterol fractions for some of our highest exposed workers," said Sol E. Sax, M.D., DuPont chief medical officer. "Additional research is investigating whether this association is caused by PFOA exposure or is related to some other variable."

               The company also provided the SAB with new information on the weak biological activity of PFOA at the molecular level similar to the approach used by pharmaceutical companies to study drug action. In a recent study completed by researchers at Penn State University, five mechanisms were examined. One protein, called PPAR alpha, was identified as the most likely target for biological activity.

               "The effect of PFOA on this protein is relatively weak compared to synthetic drugs and is slightly less than that of naturally occurring dietary fatty acids," said Dr. Jack Vanden Heuvel, associate professor, Center for Molecular Toxicology and Carcinogenesis, Penn State University. "In my opinion and that of many other experts and colleagues in this area, weak activators of PPAR alpha are generally thought not to pose a significant human cancer risk."

               "Based on an evaluation of human health and toxicology studies and molecular biology research, DuPont believes that the weight of evidence indicates that PFOA exposure does not pose a risk to the general public," said Dr. Rickard. "To date, no human health effects are known to be caused by PFOA even in workers who have significantly higher exposure levels than the general population."

CONSUMERS USING PRODUCTS SOLD UNDER THE TEFLON® BRAND ARE SAFE

               Contrary to inaccurate reports linking products sold under the DuPont™ Teflon® brand to PFOA exposure, consumers using products such as cookware and clothing are not at risk from potential exposure to PFOA.

EXHIBIT 99.1

               In April DuPont announced the results of an independent peer-reviewed study of consumer products produced either using PFOA or containing trace amounts of the compound - many of which are sold under the DuPont™ Teflon® brand. Using approved FDA testing methods, the study determined conclusively that cookware with DuPont™ Teflon® non-stick coatings did not contain PFOA.

               "Consumers want to know whether they are at risk," Dr. Rickard said. "Since there is no significant potential for exposure to PFOA from using these products, there is no risk to consumers."

               DuPont recognizes that the presence of PFOA in human blood raises questions that should be addressed and continues to fully support the EPA risk assessment process. DuPont is committed to objective and transparent research and looks forward to sharing the results of its studies as soon as available.

               DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

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7/6/05

The DuPont Oval, DuPont™ , The miracles of science™ , and Teflon® are registered trademarks or trademarks of DuPont or its affiliates.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Gary M. Pfeiffer
Gary M. Pfeiffer
Senior Vice President and Chief Financial Officer

July 7, 2005